                         RESEARCH AGREEMENT

      This Agreement is made by and between Osiris Therapeutics, Inc., a Delaware, U.S.A. Corporation, having its business address at 2001 Aliceanna Street, Baltimore, Maryland 21231-2001 (hereinafter "OSIRIS") and the Consorzio per la gestione del Centro Di Biotecnologie Avanzate, having its principal offices at Largo Rosanna Benzi, 16132 Genova, Italy (hereinafter the "CBA").

                              SUBJECT

      WHEREAS the parties to this Research Agreement (the "AGREEMENT") wish to promote the increase of useful knowledge through research relating to tissue regeneration based on the differentiation of mesenchymal stem and progenitor cells;
      WHEREAS with this aim in mind, the parties have previously signed a letter of intent between them whereby the parties indicated their intention to enter into a co-operation agreement with respect to research in the FIELD OF RESEARCH as defined hereinbelow;
      WHEREAS, OSIRIS desires to both fund certain work to be performed at CBA in the FIELD OF RESEARCH, and to acquire rights to all research carried out by CBA within the FIELD OF RESEARCH, whether or not funded by OSIRIS, on the conditions set out under this AGREEMENT, such rights to be granted to OSIRIS in accordance with a separate standard License Agreement attached hereto as Exhibit A (the "LICENSE AGREEMENT");
      WHEREAS, CBA desires to receive such funding and recognizes that the right to acquire the rights to the work to be performed hereunder will be granted to OSIRIS under this

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AGREEMENT and in accordance with the LICENSE AGREEMENT.
      WHEREAS, the parties therefore wish to establish in detail to which specific projects in the FIELD OF RESEARCH Osiris wishes to contribute, and on what basis CBA shall ensure that the relevant qualified staff shall work on such specific projects.
      WHEREAS, this Agreement is in conformity with Article 12 of the Convention signed between CBA and the IST, the Istituto Nazionale per la Ricerca sul Cancro, or, the Institute for Cancer Research, which latter forms part of the CBA consortium, and CBA shall therefore sign this Agreement both on its and IST's behalf pursuant to the said Convention.


                             IT IS AGREED

1.0   DEFINITIONS

      1.1 The term "AFFILIATE" as applied to OSIRIS, shall mean any company or other legal entity other than OSIRIS, in whatever country organized, controlling or controlled by OSIRIS. The term "control" means possession of the power to direct or cause the direction of the management and policies whether through the ownership of voting securities, by contract or otherwise. The term "CBA AFFILIATE" as applied to CBA, shall mean any company or other legal entity other than CBA, including by definition the Institute for Cancer Research (the "INSTITUTE"), in whatever country organized, controlling or controlled by CBA.
      1.2 The term "AGREEMENT YEAR" shall mean the twelve month period beginning on July 1, 1997 (the "EFFECTIVE DATE"), and each subsequent twelve
(12) month period thereafter.
      1.3     The term "BACKGROUND TECHNOLOGY" shall mean any data, formulas,

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inventions, process information or other information, materials and substances belonging to the FIELD OF USE known to CBA through PRINCIPAL INVESTIGATOR on the EFFECTIVE DATE and in and to which CBA has a transferable right, which includes but is not limited to: MESENCHYMAL STEM CELLS
      1.4 The term "FIELD OF RESEARCH" shall mean the isolation, purification, expansion, characterization and use of human MESENCHYMAL STEM CELLS in the laboratories of the PRINCIPAL INVESTIGATOR.
      1.5 "FIELD OF USE" means the isolation, purification, characterization, culture-expansion, clinical use and manufacture of MESENCHYMAL STEM CELLS in cancer, orthopaedics and other tissue repair and regeneration indications.
      1.6 The term "INVESTIGATOR" shall mean PRINCIPAL INVESTIGATOR, CBA or CBA AFFILIATE faculty members, graduate students, fellows, consultants or employees of CBA or a CBA AFFILIATE who shall work under the direction of PRINCIPAL INVESTIGATOR on the FIELD OF RESEARCH.
      1.7 The term "LICENSED PRODUCT" shall mean any article, composition, apparatus, substance, chemical, material, method, process or service the manufacture, use or sale of which is covered by PATENT RIGHTS or which incorporates or uses TECHNOLOGY.
      1.8 "LICENSED SERVICE(S)" means the performance on behalf of a third party of any method or the use of any product or composition, the manufacture, use or sale of which is covered by PATENT RIGHTS or which incorporates or uses TECHNOLOGY.
      1.9 The term "LICENSED TERRITORY" shall mean all countries of the world.
      1.10 "MATERIAL" shall mean any material or substance which is TECHNOLOGY.
      1.11    [*CONFIDENTIALITY REQUESTED*]

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      1.12    The term "PATENT RIGHT(s)" shall mean (i) any patent application or patent or equivalent thereof, anywhere in the world including, but not limited to any division, continuation, or continuation-in-part, re-examination, reissue or extension issuing thereon, which is owned by CBA and contains one or more claims to any TECHNOLOGY.
      1.13 The term "PRINCIPAL INVESTIGATOR" shall mean Dr. Ranieri Cancedda, a professor of the University of Genoa, at the Faculty of Medicine, who has been appointed Laboratory Head under an agreement between the University of Genoa and IST, and who is currently seconded by IST itself to CBA.
      1.14 "RESEARCH" shall mean the specific research in the FIELD OF RESEARCH set out in more detail in Exhibit B, attached hereto, and such other research as the parties shall decide, by mutual consent, to add to Exhibit B hereto.
      1.15 The term "RESEARCH TECHNOLOGY" shall mean any data, formulas, process information or other information, material, substance, invention or discovery, whether or not patentable, conceived or first actually or constructively reduced to practice during the period when research is being supported under this AGREEMENT solely or jointly by at least one INVESTIGATOR which is in the FIELD OF RESEARCH or which is the direct result of RESEARCH.

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      1.16    "RETAINED RIGHTS" shall mean any rights retained by any
government research granting agencies and public bodies, and any retained right of CBA to make, have made, provide and use LICENSED PRODUCT(S) and LICENSED SERVICES for its non-profit, non-commercial research purposes, or with LICENSED PRODUCT obtained from OSIRIS for the treatment or diagnosis of patients by CBA. In such case, OSIRIS will make such LICENSED PRODUCT available to CBA at its most favorable academic medical center discount for a period of five (5) years following EU regulatory approval.
      1.17 "TECHNOLOGY" means individually and collectively BACKGROUND TECHNOLOGY and/or RESEARCH TECHNOLOGY.

2.0   RESEARCH PROJECT

      2.1 In accordance with Paragraph 3.1 below, OSIRIS shall provide a maximum of US: $ 1,000,000 (One million) in total research support (full direct and indirect costs and expenses) to CBA in the annual installments described in the detailed budget set out in Exhibit C hereto to support RESEARCH in the FIELD OF USE from, July 1, 1997 to, June 30, 2000 in the laboratories of the PRINCIPAL INVESTIGATOR. Subject to Paragraph 2.2 and
Article 3 below, the research support (direct and indirect expenses) for the 1997-1998 period from July 1, 1997 to June 30, 1998 shall be paid quarterly on July 1st 1997, September 1st 1997, January 1st, 1998 and April 1st 1998, and shall be paid in similar quarterly installments during each succeeding AGREEMENT YEAR. OSIRIS and CBA will negotiate the terms and extension, if any, to the RESEARCH, if applicable, for each one year period following the initial term of the AGREEMENT as set out above (the "INITIAL TERM").
      2.2     If PRINCIPAL INVESTIGATOR ceases to be employed by CBA, then
OSIRIS at

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its option, may elect to continue the research funding so long as CBA provides a suitable substitute, acceptable to OSIRIS, for the PRINCIPAL INVESTIGATOR to supervise other INVESTIGATORS with respect to RESEARCH. Conversely, OSIRIS may elect to terminate RESEARCH according to Paragraph 9.1 below, in which event neither party shall be due any further sum from the other under this Agreement. All terms under this AGREEMENT which apply to the PRINCIPAL INVESTIGATOR shall apply in the same manner to any substitute for the PRINCIPAL INVESTIGATOR.
      2.3     The relationship between OSIRIS and CBA shall be exclusive.
CBA may not furnish MATERIAL under this AGREEMENT or the LICENSE AGREEMENT attached hereto or enter into discussions with other commercial organizations without the prior approval of OSIRIS.
      2.4 To the extent practicable, OSIRIS shall submit joint research applications with CBA in the FIELD OF USE for Italian Government and/or EU research funding.

3.0   OBLIGATIONS OF CBA

      3.1     Within sixty (60) days following the end of each AGREEMENT
YEAR, CBA shall provide OSIRIS with an accounting of the expenditure of research funds for such year in accordance with CBA'S standard procedures for such accounting. Any funds granted hereunder which have not been expended by CBA within any such AGREEMENT YEAR shall continue to be used to fund RESEARCH under this AGREEMENT during the following AGREEMENT YEAR. Any funds which have not been expended upon termination of this AGREEMENT shall be returned to OSIRIS.
      3.2 During the period in which OSIRIS is funding research under this AGREEMENT, CBA shall undertake to ensure that PRINCIPAL INVESTIGATOR shall not seek or accept

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funding from a commercial sponsor in the FIELD OF RESEARCH
without the prior written approval of OSIRIS but may accept funding from the government, not-for-profit organizations and other universities.
      3.3 Beginning on the EFFECTIVE DATE of this AGREEMENT and thereafter unless sooner terminated, CBA shall:
              (i) Through the PRINCIPAL INVESTIGATOR conduct the RESEARCH, and apply the funds paid by OSIRIS to support the expenses of RESEARCH including for the employment of INVESTIGATORS hereinafter and shall use reasonable efforts and diligence consistent with CBA'S professional standards to achieve the goals for such RESEARCH;
              (ii) promptly and systematically disclose TECHNOLOGY to OSIRIS, and shall promptly advise OSIRIS of any invention which is TECHNOLOGY in the manner specified in more detail in Article 8 below;
              (iii) for the purpose of facilitating disclosure to OSIRIS of TECHNOLOGY, permit duly authorized employees or representatives of OSIRIS to visit the PRINCIPAL INVESTIGATOR'S laboratories at CBA where RESEARCH is conducted at reasonable times and with reasonable notice;
              (iv) promptly advise OSIRIS of any invention which is RESEARCH TECHNOLOGY;
              (v) at OSIRIS' request, provide OSIRIS with reasonable research quantities of MATERIALS; and
              (vi) advise, on a continuing basis, OSIRIS of the results of the RESEARCH and at least once every four (4) months provide OSIRIS with written progress reports concerning the RESEARCH. A final written report setting forth in detail the results achieved under and pursuant

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 to such RESEARCH shall be submitted by CBA to OSIRIS within ninety (90) days of termination of each AGREEMENT YEAR and of the RESEARCH. Such final report shall include (1) a complete summary of all research carried out; (2) a scientific assessment by the PRINCIPAL INVESTIGATOR of all research carried out; and (3) detailed experimental protocols for the experiments performed in the course of the research, it being understood that the latter protocols shall not be sent to OSIRIS but shall be kept at CBA's premises and shall be at the disposition of OSIRIS should its representatives wish to examine them there..
              (vii) ensure that all results of RESEARCH shall be the property of CBA free of any third party rights and shall indemnify and hold OSIRIS harmless from any claims for damages or of any other nature whatsoever raised by third parties with respect to such results and shall undertake to ensure that all non-employees of CBA working in their laboratories on RESEARCH or collaborating with them on the research funded by OSIRIS hereunder sign the Invention Agreement attached hereto as Exhibit D.

4.0   FACILITIES

      CBA agrees to furnish such laboratory facilities and equipment and secretarial support as it and OSIRIS shall, by mutual consent, determine necessary for the RESEARCH and as set out in more detail in Exhibit C hereto (the "FACILITIES"). Any addition or change to the FACILITIES as set out in Exhibit C shall be agreed by mutual consent between the parties, and shall be made by CBA at its own expense. Any equipment provided by OSIRIS for CBA's use in the RESEARCH shall be subject to CBA's approval.

5.0   EMPLOYMENT OF INVESTIGATORS

      5.1 The RESEARCH shall be carried out by those of the INVESTIGATORS specifically indicated in Exhibit E hereto which shall include, inter alia, the PRINCIPAL

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INVESTIGATOR or Laboratory Head , other senior research staff, research staff, research scientists, junior research scientists, graduate students, a chief technician, junior technicians and technician students more particularly described in Exhibit E hereto (respectively senior research staff being referred to as the "Senior Research Staff ", research staff and the chief technician being referred to as the "Research Staff", research scientists being referred to as the "Research Scientists", and junior research scientists, graduate students, junior technicians and technician students being referred to as the "Fellowship Holders" ). CBA shall ensure that each of the said INVESTIGATORS shall devote their time and energies to the RESEARCH in accordance with the specific provisions set out in Exhibit E hereto.
      5.2 PRINCIPAL INVESTIGATOR shall continue to be jointly appointed by the University of Genoa and IST and seconded to CBA from IST, and CBA shall pay him appropriate incentive payments from the funding provided by OSIRIS with respect to the RESEARCH in conformity with applicable Italian law currently in force and on the basis of the conditions provided for by the entity(ies) by which PRINCIPAL INVESTIGATOR is appointed.
      5.3 The Senior Research Staff shall be seconded to CBA in accordance with certain specific conventions between CBA and IST or such other entity as they are employed by, and CBA shall pay them appropriate incentive payments from the funding provided by OSIRIS with respect to the RESEARCH in conformity with applicable Italian law currently in force and on the basis of the conditions provided for by the entity(ies) by which the Senior Research Staff is appointed. They shall be subject to an appropriate non-competition obligation under such contracts in the RESEARCH FIELD which shall apply throughout the duration of the contracts and for a period of two years following the termination of the contracts.
      5.4 The Research Staff shall be seconded to CBA in accordance with certain specific conventions between CBA and IST or such other entity as they are employed by and CBA shall pay them appropriate incentive payments from the funding provided by OSIRIS with respect to the RESEARCH in conformity with applicable Italian law currently in force and on the basis of the conditions provided for by the entity by which the Research Staff is appointed. They shall be subject to an appropriate non-competition obligation under such contracts in the RESEARCH FIELD which shall apply throughout the duration of the contracts and for a period of two years following the termination of the contracts.
      5.5 The Research Scientists shall be directly employed by CBA as employees on a temporary basis. Under the employment contracts established between the Research Scientists and CBA, the Research Scientists shall be subject to an appropriate non-competition obligation in respect of the restricted field of the specific project of the RESEARCH on which they shall work. Such non-competition obligation shall apply throughout the duration of their respective employment contracts, and for a period of one year following termination of such employment contract, only as regards commercial organizations conducting work similar to the RESEARCH FIELD, as opposed to academic posts which they may be offered.
      5.6 The Fellowship Holders shall carry out RESEARCH in return for the award of a fellowship from CBA for the three (3) year duration of the RESEARCH, which shall be provided from the funding provided by OSIRIS with respect to the RESEARCH.

6.0   PUBLICATION

      6.1 OSIRIS agrees that INVESTIGATORS engaged in the RESEARCH shall be permitted to present or publish at their own choosing, methods and results of the RESEARCH; provided, however, that OSIRIS shall have been furnished copies of any abstract, proposed presentation, or publication thirty (30) days prior to submission to scientific meeting organizers or

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scientific publications.
      6.2 Notwithstanding anything else to the contrary, CBA undertakes that it shall not, and undertakes to ensure that PRINCIPAL INVESTIGATOR shall not, publish or disclose to third parties TECHNOLOGY without supplying OSIRIS with a copy of the material to be disclosed or published to third parties at the time of submission for publication or disclosure so that OSIRIS may evaluate such material to determine whether the material contains patentable subject matter on which a patent application should be filed. OSIRIS shall review the material within thirty (30) days of submission to OSIRIS.
      6.3 At OSIRIS'S request, CBA will delay publication and/or disclosure of TECHNOLOGY for an additional sixty (60) days in order to enable the preparation and filing of a patent application in the United States, Europe or other jurisdiction on any such patentable subject matter. Notwithstanding anything to the contrary, CBA will not be required to withhold publication of such material for a period which is more than ninety (90) days after OSIRIS is first provided with the material to be disclosed or published.
      6.4 Nothing in this Agreement shall entitle CBA to disclose to others or publish any information disclosed to CBA by OSIRIS that is confidential within the meaning of article 7.0 without the prior written approval of OSIRIS.

7.0   CONFIDENTIALITY

      7.1 The parties agree and undertake to keep confidential all and any information, whether written or oral, which is imparted to them by the other in confidence or which is confidential and which is acquired by one party in connection with this Agreement or the research to be carried out under it including, for the avoidance of doubt, all such information relating to the activities, business or affairs or the other party ("CONFIDENTIAL INFORMATION").

              CONFIDENTIAL INFORMATION shall not be disclosed or revealed to anyone except employees of the recipient who have a need to know the information and who have entered into a secrecy agreement with the recipient under which such employees are required to maintain confidential the proprietary information of the recipient and such employees shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly. The recipient's obligations under this Paragraph 7.1 shall not extend to any part of the information:

              a. that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or
              b. that can be demonstrated, from written records to have been in the recipient's possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or
              c. that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient.
              d. that can be demonstrated, from written records, to have been developed by the recipient independently of the disclosed information.

      7.2 The obligations of Paragraph 7.1 shall also apply to AFFILIATES and/or SUBLICENSEES provided such information by OSIRIS. CBA'S, OSIRIS', and AFFILIATES' obligations under Paragraph 7.1 shall extend until three (3) years after the termination of this AGREEMENT. Notwithstanding the foregoing, OSIRIS and AFFILIATES shall, with the prior consent of CBA, have the right to disclose CONFIDENTIAL INFORMATION of CBA to a third party who undertakes an obligation of confidentiality and non-use with respect to such information at least as restrictive as the obligations under Paragraph 7.1.

8.0   PATENT AND OTHER RIGHTS AND LICENSE OPTIONS

      8.1 CBA agrees to promptly notify OSIRIS of any invention, whether or not patentable, made by or disclosed to CBA which is TECHNOLOGY (hereinafter an "INVENTION") within thirty (30) days after receipt of an invention disclosure from the inventor or draft of a manuscript and prior to its submission for publication, in accordance with article 6 above. The titles, serial numbers and other identifying data of patent applications claiming an INVENTION shall become part of the PATENT RIGHTS, it being understood between the parties, however, that, where such an INVENTION is patentable, CBA shall decide whether or not to patent it at its discretion.
In the event that it decides not to patent any patentable INVENTION, it shall grant OSIRIS the right to patent such INVENTION in return for a one-off payment of US $5,000.
      8.2 With respect to any invention made by or disclosed to CBA referred to in Paragraph 8.1 above and which must be notified to OSIRIS in accordance with that Paragraph and which is the direct result of RESEARCH, OSIRIS shall be automatically granted an exclusive license subject to the RETAINED RIGHTS under the PATENT RIGHTS and under TECHNOLOGY to make, have made, use and sell the LICENSED PRODUCT(S) and to provide the LICENSED SERVICE(S) in the LICENSED TERRITORY (collectively, the "RESEARCH RIGHTS"). The relevant RESEARCH RIGHTS shall automatically vest in OSIRIS under the specific terms and conditions set out in the LICENSE AGREEMENT, in particular, its clause 2, which shall constitute the entire agreement with respect to the RESEARCH RIGHTS.
      8.3 With respect to any invention made by or disclosed to CBA referred to in Paragraph 8.1 above and which must be notified to OSIRIS in accordance with that Paragraph and which is not the direct result of RESEARCH, OSIRIS shall have an option to obtain an exclusive license subject to the RETAINED RIGHTS under the PATENT RIGHTS and under TECHNOLOGY to make, have made, use and sell the LICENSED PRODUCT(S) and to provide the LICENSED SERVICE(S) in the LICENSED TERRITORY (collectively, the "RIGHTS").
      8.4 Within 30 days of notification of an INVENTION in accordance with Paragraph 8.1 above, OSIRIS shall notify CBA as to whether it wishes to exercise the option referred to in Paragraph 8.2 above. Exercise of the option shall automatically vest the relevant RIGHTS in OSIRIS under the specific terms and conditions set out in the LICENSE AGREEMENT, which shall constitute the entire agreement with respect to the RIGHTS.

9.0   TERMINATION

      9.1 OSIRIS may terminate this AGREEMENT immediately by giving CBA simple written notice thereof in the event of any breach of CBA of any of its obligations under Paragraphs 3.1, 3.3, 6.0 and 8.1 of this AGREEMENT, or in the event that OSIRIS decides to terminate this AGREEMENT in accordance with Paragraph 2.2 above..
      9.2 Without prejudice to Clause 9.1 above, either of the parties may terminate this AGREEMENT for its breach by the other party, in the event that the party in breach does not remedy such breach within sixty (60) days of receiving written notice of the breach from the party which is not in breach.
      9.3     In the event of early termination of this AGREEMENT under
Article 9.2 above, or under Article 9.1 above for breach of CBA, the following provisions shall apply:-
              (i) Where the termination is due to breach of the Agreement by OSIRIS, OSIRIS shall pay all costs accrued by CBA as of the date of termination including non-cancelable obligations for the term of this Agreement, and non-cancelable payment obligations to all INVESTIGATORS appointed before the effective date of termination specifically to work on the

RESEARCH funded by OSIRIS for a period of one year;
              (ii) Where termination is due to breach of the Agreement by CBA, CBA shall pay back all sums already paid to it by OSIRIS and not yet used.

10.0  NEGATION OF WARRANTY

      10.1 CBA makes no representation other than those specified in this Agreement. In particular, CBA MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF DATA OR
TECHNICAL INFORMATION DERIVED FROM THIS RESEARCH PROJECT OR OF ANY
TANGIBLE OR INTANGIBLE PROPERTY OR PROPERTY RIGHT.

11.0  ASSIGNMENT

      This AGREEMENT shall be binding upon and inure to the benefit of the respective parties and their permitted successors and assignees. Notwithstanding the above, in the case of OSIRIS this AGREEMENT shall be assignable by OSIRIS to any AFFILIATE of OSIRIS or other party with the prior written consent of CBA, such consent not to be unreasonably withheld. OSIRIS shall also have the right to assign this AGREEMENT to another party without the consent of CBA in the case of the sale or transfer or merger or consolidation of OSIRIS or sale or transfer by OSIRIS to that party of all, or substantially all, of its assets or all or substantially all of the portion of its assets to which this AGREEMENT relates, provided the assignee undertakes to be bound by and perform the obligations of the assignor under this AGREEMENT.

12.0  PUBLICITY

      The COMPANY and CBA and their AFFILIATES and SUBLICENSEES shall not use the names, likenesses, or logos of CBA or OSIRIS or any of their constituent parts and affiliated hospitals and companies, in any press releases, general publications, advertising, marketing, promotional or sales literature without prior written consent from an authorized official of OSIRIS or CBA, which consent shall not be unreasonably withheld. OSIRIS shall, however, have the right to use the name of CBA in agreements between OSIRIS and SUBLICENSEES, in shareholder communications and news releases, and in any US Securities and Exchange Commission (SEC) or comparable EU filing, fundraising documents and the like and in any case where such use is required by law, rule or regulation.

13.0  NOTICES

      Notices, invoices, payments and other communications hereunder shall be deemed to have been made when delivered, sent by telex, or when mailed first class, postage prepaid, or by commercial international courier service and addressed to the party at the address given below, or such other address as may hereafter be designated by notice in writing:
      OSIRIS THERAPEUTICS, INC.                 2001 Aliceanna Street
                                                Baltimore, Maryland  21231-2001
                                          Attention: James S. Burns, President
                                          and Chief Executive Officer


         CC:                              Brosio, Casati E Associati
                                          C.so Vittorio Emanuele II, 68
                                          10121 Torino, Italy
                                          Attn:  Jane Golding, Esq. and
                                          Avv. Donatella De Rosa

                                          Carella, Byrne, Bain, Gilfillan,
                                          Cecchi, Stewart & Olstein
                                          6 Becker Farm Road
                                          Roseland, New Jersey  07068
                                          Attention: Elliot M. Olstein, Esq.

         CENTRO DI BIOTECNOLOGIE AVANZATE:

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         If administrative:            Leonardo Santi, M.D., Ph.D.
                                          Chief Executive Officer
                                          Consorzio per la gestione
                                          Centro de Biotecnlogie Avanzate
                                          Largo Rosanna Benzi 10
                                          16132 Genova, Italy

         If  technical:                   Prof. Ranieri Cancedda, M.D.
                                          Director
                                          Laboratorio di Differenziazione
                                          Cellulare
                                          Centro di Biotecnologie Avanzate
                                          Largo Rosanna Benzi 10
                                          16132 Genova, Italy

14.0  MISCELLANEOUS

      14.1 CBA and OSIRIS agree that, in performing their activities as regards the RESEARCH, INVESTIGATORS are acting as employees of CBA or the INSTITUTE and nothing contained in this Agreement shall allow the INVESTIGATORS to be or be deemed to be the agent or the employee of OSIRIS for any purpose whatsoever.
      14.2 This AGREEMENT shall be governed by and construed according to the laws of Italy.
      14.3 The parties shall make reasonable efforts to settle in an amicable way any dispute that may arise between them in connection with this AGREEMENT or the carrying out of the transaction contemplated herein.
      14.4. Should either party consider it not possible to reach an amicable settlement, then the dispute shall be resolved through arbitration with a panel of three arbitrators.
      14.5. The first arbitrator shall be appointed by the party initiating the arbitration proceedings within its demand for arbitration to the other party; the second arbitrator shall be appointed by the other party within 30 days from the date on which it has received notice of the demand for arbitration; and the third arbitrator, as Chairman of the panel, shall be designated by agreement of the first two arbitrators within 30 days from the appointment of the second arbitrator or, failing such agreement, by the President of the Court of Genoa, Italy, upon request of one party. The President of the Tribunal of Genoa, Italy, upon request of one party, shall also designate an arbitrator in the same manner if the party required to make such appointment shall not have done so within the period of time specified above.
      14.6. The appointment of the arbitrator shall be carried out by formally notifying it to the other party through the judicial officer.
      14.7. In the event that more than two parties legitimately are party to the arbitration proceedings, then the dispute shall be resolved by a panel of three arbitrators appointed by agreement of the various parties to the procedure or, failing such agreement, by the President of the Tribunal of Genoa, Italy, upon request of one party.
      14.8. The arbitration procedure shall be held in accordance with the customary Italian Procedure Law.
      14.9. The arbitrators shall come to a decision in accordance with Italian Law ("arbitrato rituale di diritto") and within a term of 180 days after their appointment be it by the parties, or by the President of Tribunal of Genoa, Italy; the arbitrators' award shall not be subject to any form of appeal or recourse.
      14.10. The arbitration proceedings shall take place in Genoa, Italy and shall be held in English.
      14.11 This AGREEMENT includes Exhibits "A" through "E" as an integral part hereof and it supersedes any prior agreement between the parties hereto and constitutes the entire agreement of the parties with respect to its subject matter. Any amendments hereto must be in writing and signed by duly authorized representatives of both parties hereto.
      The parties hereto have caused this AGREEMENT to be executed by duly authorized representatives effective as of the later date indicated below.


OSIRIS THERAPEUTICS, INC.                    CONSORZIO PER LA GESTIONE
                                             CENTRO DI BIOTECNOLOGIE AVANZATE



By:/s/ James S. Burns                        By: /s/ Leonardo Santi
Name:  James S. Burns                        Name: Leonardo Santi, M.D., Ph.D.
Title: President & Chief Executive Officer   Title:  Chief Executive Officer


Date: _7/25/97_______________                Date: _7/15/97_________________

I have read, understand and agree to abide by the terms of this AGREEMENT.

By: /s/ Ranieri Cancedda
Name:  Ranieri Cancedda, M.D.

Title: Professor                             Date: 7/15/97

                                                                      Exhibit A


                                LICENSE AGREEMENT

      This Agreement is made by and between Osiris Therapeutics, Inc., a Delaware, U.S.A. corporation (hereinafter "OSIRIS") having its principal place of business at 2001 Aliceanna Street, Baltimore, MD 21231-2001, and the Consorzio per la gestione del Centro Di Biotecnologie Avanzate, having its principal offices at Largo Rosanna Benzi 10, 16132 Genova, Italy (hereinafter the "CBA").

                                   SUBJECT

      WHEREAS, OSIRIS and CBA have entered into a separate Research Agreement (the "RESEARCH AGREEMENT"), which grants OSIRIS automatic rights to certain work, and an option to obtain rights to other research carried out in the FIELD OF RESEARCH (as defined hereinafter) under this License Agreement (the "AGREEMENT"); and

      WHEREAS, CBA desires to receive such funding and recognizes that the rights to the work to be performed hereunder will be granted to OSIRIS under the RESEARCH AGREEMENT and the AGREEMENT.

      WHEREAS, CBA is interested in licensing PATENT RIGHTS (hereinafter defined) to facilitate the distribution of useful products and the utilization of new clinical methods, but does not intend to commercially develop, manufacture or distribute any such products or methods; and

      WHEREAS, OSIRIS desires to commercially develop, manufacture, use and distribute such products and processes covered by PATENT RIGHTS throughout the world;
      WHEREAS, this Agreement is in conformity with Article 12 of the Convention signed between CBA and the IST, the Istituto Nazionale per la Ricerca sul Cancro, or, the Institute for Cancer Research, which latter forms part of the CBA consortium, and CBA shall therefore sign this Agreement both on its and IST's behalf pursuant to the said Convention.

      NOW THEREFORE in consideration of the mutual promises and other good and valuable consideration, the parties agree as follows:

                              IT IS AGREED

SECTION 1 - DEFINITIONS

      1.1 The term "AFFILIATE" as applied to OSIRIS, shall mean any company or other legal entity other than OSIRIS, in whatever country organized, controlling or controlled by OSIRIS. The term "control" means possession of the power to direct or cause the direction of the management and policies whether through the ownership of voting securities, by contract or otherwise. The term "CBA AFFILIATE" as applied to CBA, shall mean any company or other legal entity other than CBA, including by definition the Institute for Cancer Research (the "INSTITUTE"), in whatever country organized, controlling or controlled by CBA.
      1.2 The term "AGREEMENT YEAR" shall mean the twelve month period beginning on [July 1, 1997] (the "EFFECTIVE DATE"), and each subsequent twelve
(12) month period thereafter.
      1.3 The term "BACKGROUND TECHNOLOGY" shall mean any data, formulas, inventions, process information or other information, materials and substances belonging to the FIELD OF USE known to CBA through PRINCIPAL INVESTIGATOR on the EFFECTIVE DATE and in and to which CBA has a transferable right, which includes but is not limited to MESENCHYMAL STEM CELLS.
      1.4 "EFFECTIVE DATE" of this License Agreement shall mean the later of the date first appearing on this AGREEMENT or July 1, 1997.
      1.5 "FIELD OF RESEARCH" shall mean the isolation, purification, characterization and use of human MESENCHYMAL STEM CELLS in the laboratories of the PRINCIPAL INVESTIGATOR.
      1.6 "FIELD OF USE" means the isolation, purification, characterization, culture-expansion, clinical use and manufacture of MESENCHYMAL STEM CELLS in cancer., orthopaedics and other tissue repair and regeneration indications.
      1.7     The term "INVESTIGATOR" shall mean PRINCIPAL INVESTIGATOR,
CBA or CBA AFFILIATE faculty members, graduate students, fellows, consultants or employees of

CBA who shall work under the direction of PRINCIPAL INVESTIGATOR on the FIELD OF RESEARCH.
      1.8 The term "LICENSED PRODUCT" shall mean any article, composition, apparatus, substance, chemical, material, method, process or service the manufacture, use or sale of which is covered by PATENT RIGHTS or which incorporates or uses TECHNOLOGY or which incorporates or uses a MATERIAL.
      1.9 "LICENSED SERVICE(S)" means the performance on behalf of a third party of any method or the use of any product or composition, the manufacture, use or sale of which is covered by PATENT RIGHTS or which incorporates or uses TECHNOLOGY or which incorporates or uses a MATERIAL.
      1.10 The term "LICENSED TERRITORY" shall mean all countries of the world.
      1.11    The term "MESENCHYMAL STEM CELL" or "MSC" shall mean the:
[*CONFIDENTIALITY REQUESTED*]
      1.12 "NET SALES" subject to Paragraph 5.9 shall mean gross sales revenues received by OSIRIS or an AFFILIATE from the sale of LICENSED PRODUCT(S) less trade discounts allowed, refunds, returns and recalls, rebates, transportation and transportation-related insurance costs, itemized on a bill or invoice, and sales taxes. In the event that OSIRIS, an AFFILIATE or SUBLICENSEE sells a LICENSED PRODUCT in combination with other ingredients or components which are not LICENSED PRODUCT(S) (such other ingredients or components being "Other Items"), then the NET SALES for purposes of royalty payments on the combination shall be calculated as follows:
              (a) If all LICENSED PRODUCT(S) and Other Items contained in the combination are available separately, the NET SALES for purposes of royalty payments will be calculated by multiplying the NET SALES of the combination by the fraction A/(A+B), where A is the separately available price of all LICENSED PRODUCT(S) in the combination, and B is the separately available price for all Other Items in the combination.

               (b) If the combination includes Other Items which are not sold separately (but all LICENSED PRODUCT(S) contained in the combination are available separately), the NET SALES of the combination multiplied by the fraction A/C, where A is as defined above and C is the invoiced price of the combination.
               (c) If the LICENSED PRODUCTS contained in the combination are not sold separately, the NET SALES for such combination shall be NET SALES multiplied by D/C where C is defined above and D is the fair market value of LICENSED PRODUCTS in the combination. The fair market value will be determined by negotiation between the parties; should the parties fail to reach an agreement, the issue will be brought for a finding to arbitration in accordance with the rules of customary Italian Procedural Law relating to arbitrations, as set forth in Clause 8 below.

              The term "Other Items" does not include solvents, diluents, carriers, excipients, or the like used in formulating a product.

      1.13 "NET SERVICE REVENUES" shall mean actual revenues received for the performance of LICENSED SERVICE less sales and/or use taxes imposed upon and with specific reference to the LICENSED SERVICE, trade discounts allowed, refunds and rebates. If a LICENSED SERVICE is offered in combination with another service or services, NET SERVICE REVENUES for purposes of determining royalties on the LICENSED SERVICE shall be calculated by multiplying the NET SERVICE REVENUES (as defined above, but applied to the combination services), by the fraction A/(A+B), where A is the invoice price of the LICENSED SERVICE and B is the invoice price of the other service or services in the combination if sold separately.
      1.14    "MATERIAL" shall mean any material or substance which is
TECHNOLOGY.
      1.15 The term "PATENT RIGHT(s)" shall mean any patent application or patent or equivalent thereof, anywhere in the world including, but not limited to any division, continuation, or continuation-in-part, re-examination, reissue or extension issuing thereon, which is owned by CBA and contains one or more claims to any TECHNOLOGY.
      1.16    The term "PRINCIPAL INVESTIGATOR" shall mean Dr. Ranieri
Cancedda a professor of   the University of Genoa, at the Faculty of Medicine,
who has been appointed Laboratory

Head under an agreement between the University of Genoa and IST, and who is currently seconded by IST itself to CBA.
      1.17 "RETAINED RIGHTS" shall mean any rights retained by any government research granting agencies and public bodies, and any retained right of CBA to make, have made, provide and use LICENSED PRODUCT(S) and LICENSED SERVICES for its non-profit, non-commercial research purposes, or with LICENSED PRODUCT obtained from OSIRIS for the treatment or diagnosis of patients by CBA. In such case, OSIRIS will make such LICENSED PRODUCT available to CBA at its most favorable academic medical center discount for a period of five (5) years following EU regulatory approval.
      1.18 "RESEARCH AGREEMENT" means the Research Agreement by and between CBA and OSIRIS dated as of the date of this AGREEMENT.
      1.19 The term "RESEARCH TECHNOLOGY" shall mean any data, formulas, process information or other information, material, substance, invention or discovery, whether or not patentable, conceived or first actually or constructively reduced to practice during the period when research is being supported by OSIRIS under the RESEARCH AGREEMENT solely or jointly by at least one INVESTIGATOR which is in the FIELD of RESEARCH or which is the direct result of research funded in whole or in part by OSIRIS pursuant to the RESEARCH AGREEMENT.
      1.20 The term "SUBLICENSEE" shall mean any non-AFFILIATE licensed by OSIRIS to make, have made, import, use or sell any LICENSED PRODUCT or LICENSED SERVICE.
      1.21 "TECHNOLOGY" means individually and collectively BACKGROUND TECHNOLOGY and/or RESEARCH TECHNOLOGY.
      1.22 "VALID CLAIM" shall mean a claim of an issued patent which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or is taken.

SECTION 2 - GRANTS OF LICENSES

      2.1 Subject to the terms and conditions of this AGREEMENT, CBA hereby grants to OSIRIS an exclusive license, subject to any RETAINED RIGHTS under the PATENT RIGHTS and under TECHNOLOGY to make, have made, use and sell the LICENSED PRODUCT(S) and to provide the LICENSED SERVICE(S) in the LICENSED TERRITORY.

      2.2 OSIRIS may sublicense others under this AGREEMENT provided that it gives prior notice of the fundamental elements of any sub-license which it may wish to enter into to CBA and CBA does not raise substantial objections to such proposed sub-license within 60 days of the date of such notice and shall provide a copy of each sublicense agreement to CBA after it is executed.
      2.3 OSIRIS shall have the right to extend its license rights granted under Paragraph 2.1 above to its AFFILIATES; however, such AFFILIATES must agree in writing to be bound by the terms of this AGREEMENT with a copy of such agreement furnished to CBA after it is executed.

SECTION 3 -OBLIGATIONS OF CBA REGARDING MATERIALS

      3.1 During the period in which OSIRIS holds a license, CBA, and CBA shall ensure that the PRINCIPAL INVESTIGATOR shall not, without OSIRIS'S prior written approval, distribute or knowingly allow any MATERIALS to be distributed to for-profit entities or persons known to be employed thereby or consulting or performing research therefor other than under a license permitted under this AGREEMENT.

      3.2 CBA shall have the right, and CBA may allow PRINCIPAL INVESTIGATOR to transfer MATERIALS to (i) not-for-profit entities or persons known to be affiliated therewith, or (ii) to any person or entity, if required by a journal in connection with a publication or if required by Government rules and/or regulations, provided that such entities or persons sign a Material Transfer Agreement in accordance with the terms set out in Annex A hereto. CBA shall ensure that the PRINCIPAL INVESTIGATOR shall notify
OSIRIS before any such distribution is made.

      3.3 Prior to distribution of any such MATERIALS, CBA and OSIRIS shall use reasonable efforts to consider the patentability of such MATERIALS and cooperate to file, where appropriate, PATENT RIGHTS protecting such MATERIALS prior to their distribution.

SECTION 4 - DEVELOPMENT OF LICENSED PRODUCTS AND SERVICES

      4.1 For each PATENT RIGHT, OSIRIS agrees to exercise reasonable efforts and to take effective steps, within a reasonable time to (i) identify product candidate(s) which are LICENSED PRODUCT(S) (ii) perform pre-clinical animal and toxicological studies for each identified product candidate, (iii) conduct clinical studies aimed at obtaining FDA and/or EU regulatory approval for each identified product candidate and (iv) develop and commercialize each such product; provided however, a LICENSED PRODUCT need not be identified and developed for a PATENT RIGHT if a similar product is being developed under another PATENT RIGHT. OSIRIS'S obligations under this paragraph shall take into account the stage of development thereof and regulatory consideration and requirements. The efforts of a SUBLICENSEE, an AFFILIATE, a collaborator and research funded under this AGREEMENT shall be considered as efforts of OSIRIS.
      4.2 If, as to a specific LICENSED PRODUCT, OSIRIS fails to exercise reasonable efforts as required by Paragraph 4.1, as its sole and exclusive remedy CBA may convert OSIRIS'S license with respect thereto to non-exclusive rights and licenses; provided however that, if in good faith, OSIRIS has pursued development of such LICENSED PRODUCT and in good faith OSIRIS intends to pursue development of such LICENSED PRODUCT, and reasonably appears to have the ability to do so, and thereafter in good faith does continue to do so, OSIRIS'S performance obligation will have been fulfilled.
      4.3 OSIRIS may market and sell LICENSED PRODUCT(S) and LICENSED SERVICE(S) to third parties at a sales price determined by OSIRIS in its sole discretion.
      4.4 After a NDA, PLA or BLA has been obtained from the FDA, OSIRIS shall exercise commercially reasonable efforts to market a product included in LICENSED PRODUCTS in the US and worldwide, provided that OSIRIS has obtained regulatory approval in a particular foreign country or region.
      4.5 In the event that a third party notifies CBA that it desires to develop and market a LICENSED PRODUCT which is not being researched and/or developed and/or marketed by OSIRIS, an AFFILIATE or SUBLICENSEE, CBA shall notify OSIRIS in writing thereof. If OSIRIS does not notify CBA within ninety
(90) days of such written notice that OSIRIS or an AFFILIATE or SUBLICENSEE intends to develop such LICENSED PRODUCT and does not initiate such development in accordance with the provisions of Paragraph 4.1 hereof within a reasonable time thereafter, CBA shall enter into good faith negotiations with such third party for granting a sublicense for such LICENSED PRODUCT unless the granting of such sublicense would have a potential adverse commercial effect upon marketing and/or selling of a LICENSED PRODUCT which is being researched, developed, or sold pursuant to this AGREEMENT.

SECTION 5 - LICENSE PAYMENTS, ROYALTIES AND RESEARCH MILESTONES

      5.1 For each new invention after the initial AGREEMENT YEAR for which an original (i.e., not continuational or divisional) US Patent application is filed, OSIRIS shall pay to [*CONFIDENTIALITY REQUESTED*] within sixty (60) days following such filing.

      5.2 OSIRIS shall pay to CBA one of the following royalties which shall be due and payable sixty (60) days after June 30 and December 31 for LICENSED PRODUCTS sold or LICENSED SERVICES provided in the respective half-year period:


              (a) (i) [*CONFIDENTIALITY REQUESTED*] of NET SALES of LICENSED PRODUCTS or NET SERVICE REVENUE of LICENSED SERVICES which are [*CONFIDENTIALITY REQUESTED*] of NET SALES of LICENSED PRODUCTS or NET SERVICE REVENUE of LICENSED SERVICES in the case of [*CONFIDENTIALITY REQUESTED*], sold or provided by OSIRIS or an AFFILIATE licensed under this AGREEMENT which in the country where made, sold or provided are covered by a VALID CLAIM included in PATENT RIGHTS; (ii) [*CONFIDENTIALITY REQUESTED*] of NET SALES of LICENSED PRODUCTS for therapeutics and [*CONFIDENTIALITY REQUESTED*] of NET SALES of LICENSED PRODUCTS in case of [*CONFIDENTIALITY REQUESTED*] in all other countries; it being understood that, in the case of any LICENSED PRODUCTS or LICENSED SERVICES which shall, in the future, be covered by a VALID CLAIM included in PATENT RIGHTS for which registration has been requested but not yet granted, the royalty amounts provided for under (ii) above shall be paid until the grant of the PATENT RIGHTS, and, if and when such PATENT RIGHTS are granted, those royalty amounts provided for under (i) above shall apply from the date of such grant, and shall also be paid retroactively for the period from the date at which registration of such PATENT RIGHTS was requested to the date of such grant.

              (b) (i) [*CONFIDENTIALITY REQUESTED*] received by OSIRIS from a SUBLICENSEE for LICENSED PRODUCTS sold or LICENSED SERVICES provided by such SUBLICENSEE which in the country where made, sold or provided are covered by a VALID CLAIM included in PATENT RIGHTS; (ii)
[*CONFIDENTIALITY REQUESTED*] received by OSIRIS from a SUBLICENSEE for LICENSED PRODUCTS sold or LICENSED SERVICES provided by such SUBLICENSEE in all other countries.

      5.3 In the event royalties are due hereunder with respect to a LICENSED SERVICE solely because such service involves the use of a LICENSED PRODUCT, for the purposes of calculating royalties hereunder, NET SALES for the LICENSED PRODUCT and/or NET SERVICE REVENUES for the LICENSED SERVICE shall be based on the price of the LICENSED PRODUCT, respectively, in arm's length transactions. If no such transactions have taken place, such price shall be determined by mutual agreement of the parties and if such agreement is not reached within sixty (60) days, either party shall have the right to submit a determination of price to binding arbitration in accordance with Section 8 below.

      5.4 OSIRIS shall provide to CBA within sixty (60) days of the end of each June 30 and December 31, after the market introduction of LICENSED PRODUCTS or LICENSED SERVICES in any country of the LICENSED TERRITORY, a written report to CBA of the amount of LICENSED PRODUCTS sold, and LICENSED SERVICES sold, the total NET SALES and NET SERVICE REVENUES of such LICENSED PRODUCTS and LICENSED SERVICES, and the running royalties due to CBA as a result of NET SALES and NET SERVICE REVENUES by OSIRIS, AFFILIATES and SUBLICENSEES. Payment of any such royalties due shall accompany such report.
 So long as OSIRIS, an AFFILIATE or a SUBLICENSEE is developing a LICENSED PRODUCT under this AGREEMENT, a report shall be submitted at the end of every June 30 and December 31 after the EFFECTIVE DATE of this AGREEMENT and will include a full written report describing OSIRIS'S, AFFILIATE'S or SUBLICENSEE'S technical efforts under Section 7.

      5.5 OSIRIS shall make and retain, for a period of three (3) years following the period of each royalty report required by Paragraph 5.4, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other royalty related information required in Paragraph 5.4. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. OSIRIS shall permit the inspection and copying of such records, files and books of account by CBA or its agents during regular business hours upon ten (10) business days' written notice to OSIRIS. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by CBA, provided that if any such inspection shall reveal that an underpayment error has been made in the amount equal to ten percent (10%) or more of such payments in a calendar year, such costs shall be borne by OSIRIS. OSIRIS shall include in any agreement with its AFFILIATES or SUBLICENSEES which permits such party to make, use or sell the LICENSED PRODUCT(S) or provide LICENSED SERVICES, a provision requiring such party to retain records of sales of LICENSED PRODUCT(S) and records of LICENSED SERVICES and other information as required in Paragraph 5.4 and permit the CBA to inspect such records as required by this Paragraph 5.5.
      5.6 OSIRIS agrees that in the event any LICENSED PRODUCT shall be sold to an AFFILIATE, then the royalty due hereunder shall be based on the higher of (i) NET SALES of the LICENSED PRODUCT to the AFFILIATE or (ii) the NET SALES of the AFFILIATE from the resale of such LICENSED PRODUCT. In the event any LICENSED PRODUCT or LICENSED SERVICE shall be sold to other than an AFFILIATE for partial or full future compensation then such future compensation when received shall be included in NET SALES for the purpose of paying royalties hereunder.
      5.7     All payments under this AGREEMENT shall be made in US Dollars.
      5.8 To the extent royalty is owed to a third party for patents held by that party covering the making, using or selling of a LICENSED PRODUCT or LICENSED SERVICE in a particular country, the royalty due to CBA under Paragraph 5.2 for such LICENSED PRODUCT or LICENSED SERVICE in such country will be[*CONFIDENTIALITY REQUESTED*] such royalty paid to such third party; however, in no event shall such royalty due to CBA for such LICENSED PRODUCT or LICENSED SERVICE be [*CONFIDENTIALITY REQUESTED*].
      5.9 Any tax required to be withheld by OSIRIS under the laws of any foreign country for the account of CBA, shall be promptly paid by OSIRIS for and on behalf of CBA to the appropriate governmental authority, and OSIRIS shall use its best efforts to furnish CBA with proof of payment of such tax. Any such tax actually paid on CBA'S behalf shall be deducted dollar for dollar from royalty payments due CBA.
      5.10 Only one royalty shall be due and payable for the manufacture, use and sale of a LICENSED PRODUCT or a LICENSED SERVICE irrespective of the number of patents or claims thereof which cover the manufacture, use or sale of such LICENSED PRODUCT or LICENSED SERVICE.

SECTION 6 - PATENT INFRINGEMENT

      6.1 Each party will notify the other promptly in writing when any infringement of the PATENT RIGHTS by another is uncovered or suspected.
      6.2 OSIRIS shall have the first right to enforce any patent within PATENT RIGHTS against any infringement or alleged infringement thereof, and shall at all times keep CBA informed as to the status thereof. OSIRIS may, in its sole judgment and at its own expense, institute a suit against any such infringer or alleged infringer and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof and recover, for its account, any damages, awards or settlements resulting therefrom, subject to Paragraph
6.4. CBA shall reasonably cooperate in any such litigation at OSIRIS'S expense.
      6.3 If OSIRIS elects not to enforce any patent within the PATENT RIGHTS, then it shall so notify CBA in writing within six (6) months of receiving notice that an infringement exists, and CBA may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend any suit that it brings in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom.
      6.4 Any recovery by OSIRIS under Paragraph 6.2 shall be deemed to reflect loss of commercial sales, and OSIRIS shall pay to CBA fifteen percent (15%) of the recovery net of all reasonable costs and expenses, associated with each suit or settlement, actually borne by OSIRIS. One-half (1/2) of the costs and expenses incurred by OSIRIS pursuant to Paragraph 6.2 shall be credited against royalties payable by OSIRIS to CBA hereunder in connection with sales in the country of such legal proceedings; provided, however, that any such credit under this Paragraph 6.4 shall not exceed fifty percent (50%) of the royalties otherwise payable to CBA with regard to sales in the country of such action in any one calendar year, with any excess credit being carried forward to future calendar years, and also provided that OSIRIS shall reimburse to CBA one half of the costs recovered from the counterpart in any such legal proceedings, always within the limits of the amount actually credited against royalties.
      6.5 In the event that litigation against OSIRIS is initiated by a third party charging OSIRIS with infringement of a patent of the third party in a country as a result of the manufacture, use or sale by OSIRIS of a LICENSED PRODUCT or LICENSED SERVICE in that country, OSIRIS shall promptly notify CBA in writing thereof. One-half (1/2) of the costs and expenses incurred by OSIRIS pursuant to this Paragraph 6.5 shall be credited against royalties payable by OSIRIS to CBA hereunder in connection with sales in the country of such legal proceedings, provided, however, that any such credit under this Paragraph 6.5 shall not exceed fifty percent (50%) of the royalties otherwise payable to CBA with regard to sales in the country of such action in any one calendar year, with any excess credit being carried forward to future calendar years.

      6.6 In the event of a judgment in any suit in which a court of competent jurisdiction rules that the manufacture, use or sale by OSIRIS in a country of a LICENSED PRODUCT or LICENSED SERVICE covered by a PATENT RIGHT in that country has infringed a third party's patent requiring OSIRIS to pay damages or a royalty to said third party in that country, or in the event of a settlement of such suit requiring damages or back royalty payments to be made, payments due to CBA under Paragraph 5.2 of this AGREEMENT arising from the applicable LICENSED PRODUCT or LICENSED SERVICE shall be correspondingly reduced in that country by the amounts due under the requirement of such judgment or under the terms of such settlement. The royalty payment after taking into consideration any such reduction under this Paragraph 6.6 shall not be reduced by more than fifty percent (50%) in any one calendar year, with any excess credit being carried forward to future calendar years.
      6.7 In any infringement suit against a third party, should either party hereto institute to enforce the PATENT RIGHTS pursuant to this AGREEMENT, then the other party hereto shall, at the request of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like. All reasonable out-of-pocket costs incurred in connection with rendering cooperation requested hereunder shall be paid by the party requesting cooperation.

SECTION 7 - PATENT RIGHTS AND CONFIDENTIAL INFORMATION

      7.1     (a)    OSIRIS shall have the right at its cost and expense to
file, prosecute and maintain patent applications and patents which are PATENT RIGHTS in CBA'S or IST'S name through patent counsel selected by OSIRIS who shall consult with and keep CBA advised with respect thereto: such patent applications which are PATENT RIGHTS and filed in CBA's or IST's name shall, however, always have been filed previously in Italy in accordance with applicable Italian law currently in force prior to any filing of them in any other country in which they are patentable. For the purposes of the above, CBA shall notify OSIRIS as to whether any such patent application should be filed in CBA's, or in IST's name.

              (b) In any country where OSIRIS elects not to have a patent application filed or to pay expenses associated with filing, prosecuting, or maintaining a patent application or patent which is a PATENT RIGHT, CBA may file, prosecute, and/or maintain a patent application or patent at its own expense and for its own exclusive benefit.

               (c) For patent applications in PATENT RIGHTS that are jointly owned by CBA and OSIRIS since they relate to INVENTIONs which are the result of the work of inventors from both OSIRIS and CBA (the "JOINT PATENT RIGHTS"), OSIRIS shall file, prosecute and maintain all such patents and patent applications and OSIRIS shall be licensed thereunder. Title to all such patents and patent applications shall reside jointly in CBA and OSIRIS.

               (d) The parties shall first consult with each other as to the advisability, preparation, filing, prosecution and maintenance of such applications and patents. Each party shall keep the other advised as to all developments with respect to all patent applications and patents included in PATENT RIGHTS, it being understood that whichever of the parties first receives correspondence concerning such patent applications and patents shall forward copies thereof to the other party. In any event, OSIRIS shall, in accordance with Paragraph 7.1(a) above, be responsible for maintaining all files with respect to such applications and patents, except as provided under this Article 7, and shall maintain at its principal offices for review by CBA:
(i) copies of all official correspondence from the US Patent Office or from a patent office in any other country within a reasonable time after receipt; and
(ii) copies of all substantive papers to be filed in the US Patent Office or a patent office in any other country a reasonable time prior to filing to provide sufficient time to comment thereon.

      7.2 OSIRIS agrees that all packaging containing individual LICENSED PRODUCT(S) sold by OSIRIS, AFFILIATES and SUBLICENSEES will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country's patent laws.
      7.3 The parties agree and undertake to keep confidential all and any information, whether written or oral, which is imparted to them by the other in confidence or which is confidential and which is acquired by one party in connection with this Agreement or the research to be carried out under it including, for the avoidance of doubt, all such information relating to the activities, business or affairs or the other party ("CONFIDENTIAL INFORMATION"). The information shall not be disclosed or revealed to anyone except employees of the recipient who have a need to know the information and who have entered into a secrecy agreement with the recipient under which such employees are required to maintain confidential the proprietary information of the recipient and such employees shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly. The recipient's obligations under this Paragraph 7.3 shall not extend to any part of the information:
                             a. that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or
                             b.   that can be demonstrated, from written
                             records to have been in the recipient's possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or
                             c. that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient.
                             d.   that can be demonstrated, from written
                             records, to have been developed by the recipient independently of the disclosed information.

The obligations of this Paragraph 7.3 shall also apply to AFFILIATES and/or SUBLICENSEES provided such information by OSIRIS. CBA'S, OSIRIS'S, AFFILIATES', and SUBLICENSEES' obligations under this Paragraph 7.3 shall extend until five (5) years after the termination of this AGREEMENT. Notwithstanding the foregoing, OSIRIS, AFFILIATES and/or SUBLICENSEES shall have the right to disclose CONFIDENTIAL INFORMATION of CBA to a third party who undertakes an obligation of confidentiality and non-use with respect to such information at least as restrictive as the obligations under this Paragraph 7.3.

SECTION 8 - TERM AND TERMINATION
      8.1 This AGREEMENT shall expire in each country on the date of expiration of the last to expire patent included with PATENT RIGHTS in that country or, if no patents are issued, ten (10) years from the EFFECTIVE DATE of this AGREEMENT at which time OSIRIS shall have a fully paid up noncancellable license to all TECHNOLOGY with respect to which it has exercised the option under Article 8 of the Research Agreement.
      8.2 Any matter or disagreement arising under Paragraphs 1.13 (c), 5.3, 4.1 or 4.2 shall be submitted to the arbitration procedure set out under
Section 9 below.
      8.3 Except as provided in Paragraphs 4.1 and 4.2 above, upon breach or default of any of the terms and conditions of this AGREEMENT, the defaulting party shall be given written notice of such default in writing and a period of ninety (90) days after receipt of such notice to respond in writing to the notice of default or breach. If the default or breach is not corrected within an additional ninety (90) day period, the party not in default shall have the right to terminate this AGREEMENT.
      8.4 OSIRIS may terminate this AGREEMENT for all or some of the licenses granted herein under in any country under any PATENT RIGHT, for any reason, upon giving CBA ninety (90) days written notice. In such case, the provisions of Paragraph 8.1 shall not be applicable and CBA shall have the right to freely use all those PATENT RIGHTS covered by such termination.
      8.5 Termination shall not affect CBA'S right to recover unpaid royalties or fees or reimbursement for patent expenses incurred, if any, pursuant to Paragraph 7.1 prior to termination. Upon termination all rights in and to the licensed technology (including PATENT RIGHTS) shall revert to CBA at no cost to CBA.
      8.6 Upon any termination of this AGREEMENT, OSIRIS at its option, shall be entitled to finish any work-in-process which is completed within six
(6) months of termination of this AGREEMENT and to sell any completed inventory of a LICENSED PRODUCT covered by this AGREEMENT which remains on hand as of the date of the termination, so long as OSIRIS pays to CBA the royalties applicable to said subsequent sales in accordance with the same terms and conditions as set forth in this AGREEMENT.
      8.7 In the event that this AGREEMENT and/or the rights and licenses granted under this AGREEMENT to OSIRIS are terminated, any sublicense granted under this AGREEMENT shall remain in full force and effect as a direct license between CBA and the

SUBLICENSEE under the terms and conditions of the sublicense agreement, subject to the SUBLICENSEE agreeing to be bound directly to CBA under such terms and conditions of the sublicense as well as all the relevant duties and obligations of a licensee under this AGREEMENT (other than royalty and other payment obligations which shall be paid in accordance with the sublicense provided that CBA receives a [*CONFIDENTIALITY REQUESTED*] of the SUBLICENSEE'S NET SALES) within thirty (30) days after CBA provides written notice to the SUBLICENSEE of the termination of OSIRIS'S rights and licenses under this AGREEMENT, provided further that CBA'S obligations under such sublicense are no greater than currently existing under this AGREEMENT. At the request of OSIRIS, CBA will acknowledge to a SUBLICENSEE, CBA'S obligations to the SUBLICENSEE under this paragraph.

SECTION 9 - MISCELLANEOUS
      9.1 All notices pertaining to this AGREEMENT shall be in writing and sent certified mail, return receipt requested, to the parties at the following addresses or such other address as such party shall have furnished in writing to the other party in accordance with this Paragraph 9.1:

          CENTRO DI BIOTECNOLOGIE AVANZATE:


          If administrative:          Leonardo Santi, M.D., Ph.D.
                                      Chief Executive Officer
                                      Consorzio per la gestione
                                      Centro de Biotecnologie Avanzate
                                      Largo Rosanna Benzi 10
                                      16132 Genova, Italy

         If technical:                Prof. Ranieri Cancedda, M.D.
                                      Director
                                      Laboratorio di Differenziazione Cellulare
                                      Centro di Biotecnologie Avanzate
                                      Largo Rosanna Benzi 10
                                      16132 Genova, Italy


         OSIRIS THERAPEUTICS, INC.:   Osiris Therapeutics, Inc.
                                      2001 Aliceanna Street
                                      Baltimore, Maryland  21231-2001
                                      Attention: James S. Burns, President

         CC:                          Brosio, Casati E Associati
                                      C.so Vittorio Emanuele II, 68
                                      10121 Torino, Italy
                                      Attn:  Jane Golding, Esq. And
                                      Avv. Proc. Donatella De Rosa


                                      Carella, Byrne, Bain, Gilfillan, Cecchi,
                                      Stewart & Olstein
                                      6 Becker Farm Road
                                      Roseland, New Jersey  07068
                                       Attention: Elliot M. Olstein, Esq.

      9.2 All written progress reports, royalty and other payments, and any other related correspondence shall be in writing and sent to CBA at the address noted above, or such other addressee which CBA may designate in writing from time to time. Checks are to be made payable to CBA.
      9.3 This AGREEMENT shall be binding upon and inure to the benefit of and be enforceable by CBA and its successors and permitted assigns. This AGREEMENT is binding upon and shall inure to the benefit of OSIRIS, its successors and assignees and shall not be assignable to another party without the written consent of CBA, which consent shall not be reasonably withheld, except that OSIRIS shall have the right to assign this AGREEMENT to another party without the consent of CBA in the case of the sale or transfer or merger or consolidation of OSIRIS or sale or transfer by OSIRIS to that party of all, or substantially all, of its assets or all or substantially all of the portion of its assets to which this AGREEMENT relates, provided the assignee undertakes to be bound by and perform the obligations of the assignor under this AGREEMENT.
      9.4 In the event that any one or more of the provisions of this AGREEMENT should for any reason be held by any court or authority having jurisdiction over this AGREEMENT, or over any of the parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and if unreformable, shall be divisible and deleted in such jurisdictions; elsewhere, this AGREEMENT shall not be affected.
      9.5 The parties shall make reasonable efforts to settle in an amicable way any dispute that may arise between them in connection with this Agreement or the carrying out of the transaction contemplated herein.
      9.6. Should either party consider it not possible to reach an amicable settlement, then the dispute shall be resolved through arbitration with a panel of three arbitrators, in particular, as regards any matter or disagreement arising under Paragraphs 1.13 (c), 5.3, 4.1 or 4.2.
      9.7. The first arbitrator shall be appointed by the party initiating the arbitration proceedings within its demand for arbitration to the other party; the second arbitrator shall be appointed by the other party within 30 days from the date on which it has received notice of the demand for arbitration; and the third arbitrator, as Chairman of the panel, shall be designated by agreement of the first two arbitrators within 30 days from the appointment of the second arbitrator or, failing such agreement, by the President of the Court of Genoa, Italy, upon request of one party. The President of the Tribunal of Genoa, Italy, upon request of one party, shall also designate an arbitrator in the same manner if the party required to make such appointment shall not have done so within the period of time specified above.
      9.8. The appointment of the arbitrator shall be carried out by formally notifying it to the other party through the judicial officer.
      9.9. In the event that more than two parties legitimately are party to the arbitration proceedings, then the dispute shall be resolved by a panel of three arbitrators appointed by agreement of the various parties to the procedure or, failing such agreement, by the President of the Tribunal of Genoa, Italy, upon request of one party.

      9.10. The arbitration procedure shall be held in accordance with the customary Italian Procedure Law.
      9.11. The arbitrators shall come to a decision in accordance with Italian Law ("arbitrato rituale di diritto") and within a term of 180 days after their appointment be it by the parties, or by the President of Tribunal of Genoa, Italy; the arbitrators' award shall not be subject to any form of appeal or recourse.
      9.12. The arbitration proceedings shall take place in Genoa, Italy and shall be held in English.
      9.13. This Agreement shall be governed by and constructed according to the laws of Italy.
      9.14 OSIRIS and its AFFILIATES and its SUBLICENSEES shall not use the names, likenesses, or logos of CBA or any of its constituent parts and affiliated hospitals and companies, in any press releases, general publications, advertising, marketing, promotional or sales literature without prior written consent from an authorized official of CBA, which consent shall not be unreasonably withheld. OSIRIS shall, however, have the right to use the name of CBA in agreements between OSIRIS and SUBLICENSEES and in any SEC filing (including but not limited to 8K statements), fundraising documents and the like and in any case where such use is required by law, rule or regulation.
      9.15 CBA warrants that it has good and valid title to its interest in the inventions claimed under PATENT RIGHTS with the exception of certain retained rights of any government, or public body. In addition, CBA warrants that it has not licensed or assigned any right or interest in or to PATENT RIGHTS to any third party, and the granting of such rights to OSIRIS hereunder does not require the consent of a third party; and CBA is not aware as of the EFFECTIVE DATE of this AGREEMENT of any legal or contractual restriction which would inhibit its ability to perform the terms and conditions imposed on it by this AGREEMENT. CBA does not warrant the validity of any patents or that practice under such patents shall be free of infringement. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 9.14, OSIRIS, AFFILIATES AND SUBLICENSEES AGREE THAT THE PATENT RIGHTS ARE PROVIDED AS IS, AND THAT CBA MAKES NO REPRESENTATION
OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) AND
LICENSED SERVICES INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. CBA DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND
SERVICES LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. NOTWITHSTANDING ANY OTHER PROVISION OF THIS
AGREEMENT, CBA ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON
THE PART OF CBA AND INVESTIGATORS, FOR DAMAGES, INCLUDING BUT NOT LIMITED
TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS' AND EXPERTS' FEES, AND COURT COSTS (EVEN IF CBA HAS BEEN ADVISED OF THE
POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), WHICH DAMAGES ARISE OUT OF
OR RESULT FROM THE MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) AND
SERVICES LICENSED UNDER THIS AGREEMENT.  OSIRIS, AFFILIATES AND
SUBLICENSEES ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR
DAMAGE CAUSED BY A PRODUCT AND SERVICE MANUFACTURED, USED OR SOLD
BY OSIRIS, ITS SUBLICENSEES AND AFFILIATES WHICH IS A LICENSED PRODUCT OR LICENSED SERVICE AS DEFINED IN THIS AGREEMENT.

      9.16 OSIRIS shall defend and hold CBA, their present and former trustees, officers, inventors of PATENT RIGHTS, agents, faculty, employees and students harmless as against any third-party judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action for personal injury including death or property damage brought as a consequence of the practice of the inventions of LICENSED PRODUCTS or LICENSED SERVICES by OSIRIS or its AFFILIATED COMPANIES or its SUBLICENSEES or those operating for its account or third parties who purchase LICENSED PRODUCTS(S) or LICENSED SERVICES from any of the foregoing entities whether or not CBA or said inventors, either jointly or severally, is named as a party defendant in any such lawsuit, except those which arise from the gross negligence or willful misconduct of any of parties indemnified hereunder. Practice of the inventions covered by LICENSED PRODUCT(S) and LICENSED SERVICES, by an AFFILIATE or an agent or a SUBLICENSEE or a third party on behalf of or for the account of OSIRIS or by a third party who purchases LICENSED PRODUCT(S) and LICENSED SERVICES from OSIRIS, shall be considered OSIRIS'S practice of said inventions for purposes of this Paragraph
9.15. The obligation of OSIRIS to defend and indemnify as set out in this Paragraph 9.15 shall survive the termination of this AGREEMENT. OSIRIS shall have the sole right to defend, settle and compromise any claim or action indemnified hereunder. OSIRIS shall be promptly notified of any claim, suit, demand or action which is to be indemnified hereunder.
      9.17 Prior to initiating the first commercial sale of any LICENSED PRODUCT or LICENSED SERVICE as the case may be in any particular county, OSIRIS, AFFILIATES and/or SUBLICENSEES shall establish and maintain product liability or other appropriate insurance coverage with respect to LICENSED PRODUCT(S) and LICENSED SERVICES, which coverage shall be similar to that maintained by companies at a stage of development similar to OSIRIS for similar products, provided that such insurance is available on terms, conditions and costs which are commercially reasonable and prudent under the circumstances. Upon CBA'S request, OSIRIS will furnish CBA with a Certificate of Insurance for each product liability insurance policy obtained.
      9.18 This AGREEMENT constitutes the entire understanding between the parties with respect to the obligations of the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter.
      9.19 This AGREEMENT may be amended and any of its terms or conditions may be waived only by a written instrument executed by the authorized officials of the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either party of any condition or term in any one or more particular instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.
      9.20 Upon termination of this AGREEMENT for any reason, Paragraphs 7.3, 8.1, 8.4, 8.5, 8.6, 9.6, 9.7, 9.8, 9.9 (to the extent OSIRIS, AFFILIATES and/or SUBLICENSEES are selling or providing LICENSED PRODUCTS or LICENSED SERVICES under the licenses granted under this agreement) and this Paragraph
9.13 shall survive termination of the AGREEMENT.

      IN WITNESS WHEREOF, the respective parties hereto have executed this AGREEMENT by their duly authorized officers on the date appearing below their signatures.

     CONSORZIO PER LA GESTIONE                        OSIRIS THERAPEUTICS, INC.
     CENTRO DE BIOTECNOLOGIE AVANZATE

     By: /s/ Leonardo Santi                              By: /s/ James S. Burns
     Name:  Leonardo Santi, M.D., Ph.D.                  Name: James S. Burns
     Title:    Chief Executive OfficerTitle:             President and CEO
     Date:_7/15/97______________                         Date:_7/25/97_________

     I have read, understand and agree to abide by the terms of this AGREEMENT.

     By:_/s/ Ranieri Cancedda___
     Ranieri Cancedda, M.D.
     Title:_Professor_____________                  Date:_7/15/97_______________

                               ANNEX A

                     MATERIAL TRANSFER AGREEMENT

From: prof. Ranieri Cancedda,
      Centro di Biotecnologie Avanzate
      Largo Rosanna Benzi, 10
      16132 Genova, Italy
      Fax: +39 10 5737405
      e-mail: cancedda@sirio.cba.unige.it

To:

Date:

Re: General terms for the transfer of materials

Dear dr. ...........,
in order to avoid conflict of interest, and because of potential commercial applications for some of the material that are distributed by our laboratory, we ask each investigator who requests material (cells, antibodies, DNA probes, and others) to agree to condition as specified below. Please complete, sign, make a copy for your record and return the original to me prof. Ranieri Cancedda

-------------------------------------------------------------------------------

Please indicate the material(s) requested:

The material(s) requested will be used in this lab for studies concerning:

My institution is non-profit, and I will not be responsible for preventing the material(s) or its derivatives to be used for commercial purposes.

I will be responsible for preventing the material(s) form being passed on to other investigators outside my authority.

I will send you a copy of each abstract or paper in which we include information about the materials(s).

Signature:
Title:
Address:

Fax:
e-mail:
Date:

                              EXHIBIT B

                           RESEARCH PROPOSAL

                     [*CONFIDENTIALITY REQUESTED*]

MAIN REFERENCES

Agematsu K, Nakahori Y. Recipient origin of bone marrow-derived fibroblastic stromal cells during all periods following bone marrow transplantation. Br J Haematol 79:359-365, 1991.

Allay J, Dennis J, Haynesworth SE, Clapp DW, Lazarus HM, Caplan AI, Gerson SL. Retroviral transduction of marrow derived mesenchymal precursors. Blood 82 (suppl.l):477a, 1993.

Allen TD, Dexter TM, Simmons PJ. Marrow biology and stem cells in colony-stimulating factors: Molecular and Cellular Biology (Eds. Dexter TM, Garland JM, Testa NG) Marcel Dekkes, New York pp 1-38, 1990.

Andlesaria P, Kase K, Glowacki J, Holland CA, Sakakeeny MA, Wright IA, FitzGerald TJ, Lee CY, Greenberger JS. Engraftment of a clonal bone marrow stromal cell line in vivo stimulates hematopoietic recovery from total body irradiation. Proc Natl Acad Sci USA 84:7681-7685, 1987

Athanasou NA, Quinn J, Brenner MK. Origin of bone marrow stromal cells and haemopoietic chimerism following boine marrow transplantation determined by in situ hybridization. Br J Cancer 61:385-389, 1990.

Barnett JM, Eaves CJ, Phillips G, et al. Successful autografting in chronic myeloid leukemia after maintenance of marrow in culture. Bone Marrow Transplant 4:345 351, 1989

Bentley SA, Knutsen T, Whang-Peng J. The origin of the hematopoietic microenvironment in continuous bone marrow culture. Exp Hematol 10:367-372, 1982

Beresford, J.N. Osteogenic stem cells and the stromal system of bone and marrow. Clin. Orthop. 240:279-280. 1989.

Buckwalter J.A., Rosenberg L.C., Hunziker E.B. Articular cartilage: composition, structure, response to injury and methods of facilitating repair, in: Articular Cartilage and Knee Function: Basic Science and Arthroscopy, 19-55, Raven Press, New York. 1990

                              EXHIBIT C

                            RESEARCH BUDGET

                     [*CONFIDENTIALITY REQUESTED*]

                              EXHIBIT D

                         INVENTION AGREEMENT

I soggetti sott indicati che a qualunque titolo, differente da rapporto di dipendenza (a titolo meramente esemplificativo e non esaustivo: borsisti, dottorandi, contrattisti, studenti, frequentatori ed altro), svolgono la
Laboratorio......................riconoscono che la tiolarita di tutte le invenzioni, risulatati, prodotti, procedimenti, sviluppi e diritti brevettuali e non, che derivano nel corso della ricerca svolat dagli stessi presso il Laboratorio ............................ Appartengono
all'ente da cui il Laboratorio ........................dipende.

FIRMA
NOME
QUALIFICA
DATA

                              EXHIBIT E

                             FACILITIES

                       [*CONFIDENTIALITY REQUESTED*]

                              EXHIBIT F

                           RESEARCH PERSONNEL

                      [*CONFIDENTIALITY REQUESTED*]